UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.   )

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

ARES CAPITAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ares Capital Corporation

245 Park Avenue, 44th Floor

New York, NY 10167

Commencing on April 23, 2026, Ares Capital Corporation made the following communications to certain of its stockholders.

April 23, 2026

Re: Supplemental Information Related to Proposal 1 (Election of Directors)

Institutional Shareholder Services (“ISS”) has issued a voting recommendation that is inconsistent with the recommendation of the board of directors (the “Board” or the “Board of Directors”) of Ares Capital Corporation (the “Company”) on the election of Steven B. McKeever as a Class I Director.

The Nominating and Governance Committee of our Board of Directors (the “Nominating and Governance Committee”) and our Board of Directors have both determined that the nomination and election of Steven B. McKeever is in the best interests of the Company and our stockholders. Steven B. McKeever is a very important and active member of our Board of Directors and our Board of Directors believes that depriving the Company of the services of Steven B. McKeever is not in the best interests of the Company or our stockholders.

We believe ISS’s recommendation does not reflect the deep level of commitment and importance of Steven B. McKeever to the Company and the Board.

For the reasons set forth below, we urge you to support the recommendation of our Board of Directors.

WE URGE YOU TO SUPPORT THE RECOMMENDATION OF OUR BOARD OF DIRECTORS AND VOTE “FOR” EACH NOMINEE FOR DIRECTOR.

Proposal 1 (Election of Directors)

We urge you to support and vote “FOR” the election of Steven B. McKeever as director of the Company:

Steven B. McKeever has served as an active member of our Board of Directors since 2012 and currently serves as the chairperson of the Nominating and Governance Committee.

We are aware that ISS has adopted a policy of recommending votes “Against” certain directors of public companies that have governing documents that provide the board with the exclusive power to amend the company’s bylaws. We believe that ISS is expressing this view through its recommendation to withhold support for the election of Steven B. McKeever as a director of the Company.

Our Board of Directors believes that it remains in the best interests of the Company and our stockholders if the power to amend our bylaws is vested exclusively in our Board of Directors as is permitted by Maryland law. Since our initial public offering in 2004, the power to amend our bylaws has been vested exclusively with our Board of Directors. This arrangement has served the interests of the Company and our stockholders well, we believe, because under Maryland law, our directors owe legal duties to the Company that require them to act with a reasonable belief that their actions are in the best interests of the Company. On the other hand, under Maryland law, stockholders are not bound by any such legal duty and are permitted to take or to recommend actions that are in their own individual interests as stockholders without taking into account the broader interests of other stockholders or the interests of the Company. As a result of these factors, we believe that our Board of Directors is in the best position to consider possible future bylaw amendments and will adopt such amendments only after concluding that such amendments are in the best interests of the Company.

For the foregoing reasons, we believe the “Against” recommendation is unwarranted and we urge you to vote “FOR” the election of Steven B. McKeever as a director of the Company.

If you have any questions or need assistance in authorizing your proxy, please call our proxy solicitor, D.F. King & Co., Inc., at (212) 493-6952.

This information is being provided to certain stockholders as a supplement to our Proxy Statement dated March 5, 2026, which you already received. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in our Proxy Statement.